Exhibit 99.1

Media Contact:	Investor Contacts:
Eric Boomhower	Christina Putnam	Byron Hinson
(803) 217-7701	(803) 217-7512	(803) 217-5352
eboomhower@scana.com	cputnam@scana.com	bhinson@scana.com

SCANA Reports Financial Results for Fourth Quarter and Full Year 2013 and Announces 2014 Guidance

Cayce, S.C., February 20, 2014... SCANA Corporation (NYSE: SCG) today announced earnings for the fourth quarter and full year 2013.

For the year ended December 31, 2013, SCANA reported earnings of $471 million, or basic earnings per share of $3.40, compared to earnings of $420 million, or basic earnings per share of $3.20, for the same period in 2012. The increase was driven by higher electric margins due primarily to base rate increases and customer growth, as well as higher gas margins. Higher operations and maintenance expenses, as well as expenses related to our capital program including property taxes, depreciation and share dilution partially offset the increase in margins.

“We are very pleased with our 2013 results,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “Economic conditions in our service territory continue to improve as evidenced by recent economic expansion and declining unemployment rates.”

SCANA’s earnings for the fourth quarter of 2013 were $104 million, or basic earnings per share of 73 cents, compared to earnings of $105 million, or basic earnings per share of 79 cents, for the fourth quarter of 2012. During the fourth quarter, increases in margins from base rate increases and customer growth were more than offset by increases in operations and maintenance expenses, property taxes, depreciation and share dilution.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for 2013 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $391 million, or basic earnings per share of $2.82, compared to $352 million, or basic earnings per share of $2.69, in 2012. Higher margins from base rate increases, along with customer growth were partially offset by increases in operations and maintenance expenses, as well as expenses related to our capital program including property taxes, depreciation and share dilution. For the fourth quarter of 2013, SCE&G reported earnings of $72 million, or basic earnings per share of 51 cents compared to $70 million, or basic earnings per share of 54 cents, in the same quarter of 2012. At year-end 2013, SCE&G was serving approximately 675,000 electric customers and approximately 325,000 natural gas customers, up 1.2 and 2.1 percent, respectively, over 2012.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported 2013 earnings of $52 million, or basic earnings per share of 37 cents, compared to $51 million, or basic earnings per share of 38 cents, in 2012. Increases in margin due to customer growth were offset by higher operations and maintenance expenses and share dilution. Reported earnings in the fourth quarter of 2013 were $23 million, or basic earnings per share of 16 cents, compared to $23 million, or basic earnings per share of 17 cents in the fourth quarter of 2012. At December 31, 2013, PSNC Energy was serving approximately 500,000 customers, an increase of 2.3 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported 2013 earnings of $24 million, or basic earnings per share of 17 cents, compared to $11 million, or basic earnings per share of 8 cents, in 2012. The increase is primarily attributable to higher throughput due to a return to more normal weather during 2013 compared to milder than normal weather in 2012. Earnings in the fourth quarter of 2013 were $8 million, or basic earnings per share of 6 cents, compared to $7 million, or basic earnings per share of 6 cents in the fourth quarter of 2012.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include Carolina Gas Transmission, SCANA Communications, ServiceCare, SCANA Energy Marketing and the holding company, reported earnings of $4 million, or basic earnings per share of 4 cents in 2013, compared to earnings of $6 million, or basic earnings per share of 5 cents in 2012. For the fourth quarter of 2013 earnings were essentially flat for these businesses, compared to earnings of $4 million, or basic earnings per share of 2 cents in the fourth quarter of 2012. During 2012, SCANA sold two groups of wireless telecommunications towers in its communications business, as it does periodically when the towers are well subscribed. The communications business had no tower sales during 2013.

EARNINGS OUTLOOK

For 2014, the Company preliminarily estimates that earnings per share will be in the range of $3.45 to $3.65, with an internal target of $3.55 per share. The Company’s average annual growth rate target is 3 to 6 percent over the next 3 to 5 years. The Company is resetting its base year to 2013 basic earnings per share.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, February 20, 2014. The call-in numbers for the conference call are 1-866-652-5200 (US), 1-855-669-9657 (Canada) and 1-412-317-6060 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through March 7, 2014. The telephone replay numbers are 1-877-344-7529 (US) and 1-412-317-0088 (Canada/International). The passcode for the telephone replay is 10038237.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through March 7, 2014.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 675,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and diversified subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission; (14) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (15) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon prices, for our construction program, operations and maintenance; (16) the results of efforts to ensure the physical and cyber security of key assets and processes; (17) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (18) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (19) labor disputes; (20) performance of SCANA’s pension plan assets; (21) changes in taxes; (22) inflation or deflation; (23) compliance with regulations; (24) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (25) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating Revenues:
Electric(1)	$526	$596	$2,423	$2,446
Gas-Regulated	288	261	955	774
Gas-Nonregulated	303	266	1,117	956
Total Operating Revenues	1,117	1,123	4,495	4,176

Operating Expenses:
Fuel Used in Electric Generation	175	221	745	838
Purchased Power	8	8	43	28
Gas Purchased for Resale	416	361	1,491	1,198
Other Operation and Maintenance	194	180	708	690
Depreciation and Amortization	95	90	378	356
Other Taxes	56	51	220	207
Total Operating Expenses	944	911	3,585	3,317

Operating Income	173	212	910	859

Other Income (Expense)
Other Income(1)	65	19	100	59
Other Expense	(14)	(13)	(46)	(42)
Interest Charges, Net	(75)	(76)	(297)	(295)
Allowance for Equity Funds Used During Construction	8	9	27	21
Total Other Expense	(16)	(61)	(216)	(257)

Income Before Income Tax Expense	157	151	694	602
Income Tax Expense	53	46	223	182

Net Income	104	105	471	420

Basic Earnings Per Share of Common Stock	$0.73	$0.79	$3.40	$3.20
Diluted Earnings Per Share of Common Stock(2)	$0.73	$0.78	$3.39	$3.15
Weighted Average Shares Outstanding (Millions):
Basic	140.6	131.9	138.7	131.1
Diluted(2)	140.6	134.2	139.1	133.3
Dividends Declared Per Share of Common Stock	$0.5075	$0.495	$2.03	$1.98

Note (1): Pursuant to Orders of the Public Service Commission of South Carolina (SCPSC), SCE&G’s electric revenues for the fourth quarter and year ended December 31, 2013, reflect downward adjustments to the fuel cost component and related under-collected fuel balance of $42 million and the reversal of $8 million of under-collected amounts which had arisen under the pilot electric weather normalization program. Under those Orders, the Company concurrently recognized, within other income, $50 million of gains realized upon the settlement of certain interest rate derivative contracts which had originally been entered into in anticipation of the issuance of long-term debt.

Note (2): In March 2013, SCANA settled an equity forward sales agreement with the issuance of 6.6 million shares of common stock. Diluted earnings per share reflects the Company’s use of the treasury stock method during periods in which the forward sales agreement was outstanding and the average market price of SCANA’s common stock was above the per share adjusted forward sales price.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
SC Electric & Gas	$0.51	$0.54	$2.82	$2.69
PSNC Energy	0.16	0.17	0.37	0.38
SCANA Energy-Georgia	0.06	0.06	0.17	0.08
Corporate and Other	0.00	0.02	0.04	0.05
Basic Earnings per Share	$0.73	$0.79	$3.40	$3.20
Diluted Earnings per Share(2)	$0.73	$0.78	$3.39	$3.15

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Year Ended
	December 31,	December 31,
2012 Basic Earnings per Share	$0.79	$3.20

Variances:
Electric Margin and Other Income(3)	0.11	0.48
Natural Gas Margin	0.05	0.25
Operations & Maintenance Expense	(0.08)	(0.09)
Interest Expense (Net of AFUDC)	0.01	0.02
Depreciation	(0.03)	(0.11)
Property Taxes	(0.03)	(0.07)
Change in Effective Tax Rate	(0.04)	(0.08)
Dilution	(0.05)	(0.20)
Variances in Earnings per Share	(0.06)	0.20

2013 Basic Earnings per Share	$0.73	$3.40
2013 Diluted Earnings per Share(2)	$0.73	$3.39

Note (3): Included within the variances noted are the offsetting items described in Note 1 and the impacts of the telecommunications tower sales in 2012 (($.02) for both the quarter and year ended columns).